Exhibit 10.1

EXCLUSIVE DEVELOPMENT AND LICENSE AGREEMENT

between

GENZYME TRANSGENICS CORPORATION

and

ADVANCED CELL TECHNOLOGY

This Exclusive Development and License Agreement [ILLEGIBLE] entered into as of June 8, 1999 (the “Effective Date”) by and between Genzyme Transgenics Corporation, a Massachusetts corporation with its principal place of business at Five Mountain Road, Framingham, Massachusetts 01701 (“GTC”) and Advanced Cell Technology, Inc., a Delaware corporation with its principal place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT,” and together with GTC, the “parties”).  As set forth below, the University of Massachusetts (the “University”) has agreed to be bound by certain provisions of this Agreement.

RECITALS

A.                                   ACT owns or has licensed with a sublicensable interest the ACT Patent Rights and the ACT Technology (as defined below).

B.                                     Pursuant to an existing Development Agreement (as defined below) between GTC and ACT, ACT has been engaged in certain animal cloning activities on behalf of GTC.

C.                                     GTC and ACT now desire to supersede the Development Agreement and replace it with this Agreement under which (i) certain cloning work begun under or contemplated by the Development Agreement will be completed, (ii) ACT will grant an exclusive license to GTC to use the ACT Patent Rights and ACT Technology in the GTC Field (as such terms are defined below), and (iii) GTC will grant an exclusive license to ACT to use the GTC Patent Rights and GTC Technology in the ACT Field (as such terms are defined below).

D.                                    The sublicense of ACT’s rights under the UMASS Patent Rights (as defined below) to GTC under this Agreement shall be subject to the relevant terms of the UMASS License (as defined below).

THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS.     As used in this Agreement, the following terms shall have the meanings set forth below.

1.1                                 “ACT Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by ACT.

1.2                                 “ACT Field” means (i) human somatic cell nuclear transfer applications for therapeutic purposes and (ii) the cloning of animals for agricultural purposes, for the production of recombinant proteins, peptides and polypeptides for human transplantation, cells for human transplantation and tissues for human transplantation, but excluding the GTC Field.

1.3                                 “ACT Licensed Property” means the ACT Patent Rights and the ACT Technology provided, however, that ACT Licensed Property shall not include ACT Patent Rights or ACT Technology (i) acquired after the Effective Date as a result of or in connection with a merger or acquisition with or by another entity, or (ii) obtained on terms which prohibit the license contemplated by Section 3.1.

1.4                                 “ACT Patent Rights” means any and all patents and patent applications in the GTC Field, including methods of doing business with respect to the GTC Field, owned or licensed by ACT in which ACT has a licensable interest and which exist as of the Effective Date or which come into existence during the term of this Agreement, together with reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions, or foreign counterparts of or to the foregoing patent rights. ACT Patent Rights include, without limitation, the patents and patent applications listed on Schedule A-1 attached to this Agreement, which schedule will be revised from time to time after the Effective Date to reflect changes thereto.

1.5                                 “ACT Product” means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the ACT Patent Rights, or (ii) using or incorporating some portion of the ACT Licensed Property.

1.6                                 “ACT Service” means any service that cannot be developed or performed without using at least one process that (i) infringes one or more claims under the ACT Patent Rights, or (ii) uses some portion of the ACT Licensed Property.

1.7                                 “ACT Team” means a team of at least two individuals supplied by ACT to supply expertise in the areas of oocyte recovery, activation and enucleation; embryo cloning; fetal fibroblast cell line derivation, maintenance and transfection; culture of bovine fetal fibroblasts; bovine embryo transfer and recipient management; and the calving, screening and rearing of transgenic founder animals.

l.8                                    “ACT Technology” means the following which are owned or controlled by ACT during the term of this Agreement which are useful, necessary or required to clone animals for the production of biopharmaceutical agents in milk: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information in the GTC Field, Additionally, ACT Technology shall include any process described within the ACT Patent Rights.

1.9                                 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.10                           “Confidential Information” includes, without limitation, any scientific, technical, trade or business information disclosed by one party to the other, or by GTC to the University, whether directly or through ACT, which is specifically designated by the disclosing party as confidential or proprietary, “Confidential Information” does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known other than through a breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who, to the receiving party’s knowledge after inquiry, did not derive it from the disclosing party and who imposed no obligation of confidence on the receiving party; or (d) is developed by the receiving party independent of any disclosure by the disclosing party.

1.11                           “Development Agreement” means the Development and Commercialization Agreement between GTC and ACT dated September 25, 1997, together with any amendments thereto as of the Effective Date.

1.12                           “Developments” include, without limitation, discoveries, business methods, inventions, developments, patents and patent rights, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectible under state, federal, or foreign patent, trademark, copyright or similar laws) that were or are conceived, discovered, invented, developed, created, made or reduced to practice by ACT or GTC, as applicable, in the performance of the Development Agreement or during the term of this Agreement.

1.13                           “FDA” means the United States Food and Drug Administration.

1.14                           “GTC Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by GTC.

1.15                           “GTC Field” means the cloning of animals for all purposes related to the production of biopharmaceutical agents in milk, including, but not limited to, proteins, peptides and polypeptides for pharmaceutical, nutraceutical or other use.

1.16                           “GTC Licensed Property” means all GTC Patent Rights and GTC Technology, provided, however, that GTC Licensed Property shall not include GTC Patent Rights or GTC Technology (i) acquired as a result of or in connection with a merger or acquisition with or by another entity, or (ii) obtained on terms which prohibit the license contemplated by Section 3.2.

1.17                           “GTC Patent Rights” means any and all patents and patent applications in the field of cloning technology, including methods of doing business with respect to cloning technology, owned or licensed by GTC in which GTC has a licensable interest and which exist as of the Effective Date or which come into existence during the term of this Agreement, together with reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions, or foreign counterparts of or to the foregoing patent rights. GTC Patent Rights include, without limitation, the patents and patent applications to be listed on Schedule A-2 to be attached to this Agreement, which schedule will thereafter be revised from time to time to reflect changes thereto.

1.18                           “GTC Product” means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the GTC Patent Rights, or (ii) using or incorporating some portion of the GTC Licensed Property.

1.19                           “GTC Service” means any service that cannot be developed or performed without using at least one process that (i) infringes one or more claims under the GTC Patent Rights, or (ii) uses some portion of the GTC Licensed Property.

1.20                           “GTC Team” means a team of two individuals supplied by GTC to supply expertise in transgenic expression of hSA in the milk of cattle.

1.21                           “GTC Technology” means the following which are owned or controlled by GTC during the term of this Agreement in the field of cloning technology: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information. Additionally, GTC Technology shall include any process described within the GTC Patent Rights.

1.22                           “hSA Cows” means cows (including, without limitation, transgenic eggs, semen, and embryos and progeny thereof) that are produced under the hSA Program (a) with or by use of the ACT Patent Rights or ACT Technology, (b) are transfected with GTC’s recombinant DNA constructs, (c) contain the hSA transgene and express hSA in their milk as set forth in the hSA Program Summary attached as Schedule B, and (d) are used for the sole purpose of transgenic production of the Milk Products.

1.23                           “hSA Program” means the production, through application of the ACT Technology, of hSA Cows which contain the hSA transgene and express hSA in their milk, as set forth in the hSA Program Summary attached as Schedule B.

1.24                           “hSA Program Summary” means the program summary attached to this Agreement as Schedule B.

1.25                           “Joint Developments” means all Developments conceived, discovered, invented, developed, created, made or reduced to practice jointly by both parties in the ACT Field or GTC Field.

1.26                           “Joint Patent Rights” means any and all patents and patent applications covering Joint Developments which exist as of the Effective Date or which come into existence during the term of this Agreement, together with reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions, or foreign counterparts of or to the foregoing patent rights. Joint Patent Rights include, without limitation, the patents and patent applications to be listed on Schedule A-3 to be attached to this Agreement, which schedule will thereafter be revised from time to time to reflect changes thereto.

1.27                           “Milk Products” means the milk of the hSA Cows and the hSA expressed in such milk.

1.28                           “Named Competitors” means Pharming, B.V., PPL Therapeutics, Inc., Roslin Bio-Med, Infigen, Inc., and Nexia Biotechnologies, Inc., and their respective successors, assigns, subsidiaries and affiliates.

1.29                           “Net Sales” means the total invoice price charged on all sales (i) by ACT of GTC Products and/or Services, or (ii) by GTC of ACT Products and/or Services, as applicable, in any country after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; allowances for credits granted on account of rejections, returns, or price reductions; governmental sales taxes and other charges imposed on such sales; and freight, insurance, customs, duties, and other landing charges. In the event any product is sold as a component of a combination of functional elements, net sales price for purposes of determining royalty payments on such combination shall be calculated by multiplying the average per unit net sales price of the product portion of the combination when sold separately in the applicable country during the accounting period in which the sale was made by the number of units of product sold as part of such combination product. In addition, Net Sales of a party shall include the amount of any milestone payment received based on the performance of such party in connection with the development (i) of GTC Products and/or Services by ACT or (ii) of ACT Products and/or Services by GTC, as applicable.

1.30                           “Nutraceutical” means any food or other preparation intended for oral consumption by humans whose primary function, when taken into the human body, (a) serves to nourish or build up tissues or supply energy and/or (b) maintains, restores or supports adequate nutritional status or nutritional metabolic function.

1.31                           “UMASS License” means the Exclusive License Agreement between ACT and the University dated April 16, 1996, together with any amendments thereto.

1.32                           “UMASS Patent Rights” means ACT Patent Rights licensed by ACT from the University under the UMASS License.

2.                                      THE DEVELOPMENT AGREEMENT.

2.1                                 Supersession.    The Development Agreement is hereby terminated by mutual agreement and all of its provisions are superseded in their entirety.

2.2                                 Mutual Release.  GTC and ACT each release each other and all of each other’s officers, directors, agents and employees from any and all claims, demands, actions, causes of action, suits, covenants, contracts or agreements, including without limitation GTC’s claim(s) of Performance Failures by ACT under the Development Agreement, and any and all expenses, costs, losses or damages which either GTC or ACT now has or at any time has had against the other based on or arising out of any provisions of the Development Agreement that are terminated hereby.

3.                 GRANT OF RIGHTS.

3.1                                 Grants from ACT to GTC.

(a)                                  License Grant. Subject to the terms of this Agreement, ACT hereby grants to GTC an exclusive, royalty-bearing, worldwide license, with the limited right to sublicense, under its commercial rights in the ACT Licensed Property and in the Joint Patent Rights to develop, make, have made, import, use, and sell ACT Products in the GTC Field and to develop and perform ACT Services in the GTC Field. To the extent this grant includes a sublicense of any UMASS Patent Rights, such sublicense is subject to the relevant terms of the UMASS License as it may be amended from time to time, provided that in the event of any inconsistency between the UMASS License and Section 3.1(e) hereof, Section 3.1(e) hereof shall govern.

(b)                                 Sublicenses. The parties acknowledge that it may be mutually advantageous for GTC to sublicense the ACT Licensed Property to third parties, including without limitation the Named Competitors. GTC shall have the right to grant sublicenses of its rights-under Section 3.1(a) subject to the limitations set forth in this Section 3.1(b).

i.                                          Any sublicenses by GTC of the UMASS Patent Rights may not transfer the right to grant farther sublicenses and shall be subject to the consent of the University, which consent will be granted at the sole discretion of the University, provided that such consent shall not be unreasonably withheld or delayed in the following circumstances:

(1)                                  Consent to sublicense will not be unreasonably withheld or delayed by the University where GTC has determined that defending its right to practice under the UMASS Patent Rights is not commercially prudent, and it is therefore commercially necessary for GTC to grant a sublicense in exchange for rights to third party technology to enable GTC to practice the UMASS Patent Rights.

(2)                                  Consent to sublicense will not be unreasonably withheld or delayed by the University where it is commercially necessary for GTC to grant a sublicense to enable GTC’s customers to maintain adequate production of products within the GTC Field; provided that reasonable efforts are first used to avoid sublicensing the right to practice the UMASS Patent Rights. If it has been determined that sublicensing is commercially necessary, GTC shall limit the scope of any such sublicensing to the delivery to such customers of transgenic animals for use in the production of GTC Products and any sublicensing of the right to practice nuclear transfer technology would occur only after all other reasonable alternatives have been exhausted, e.g., supplying transgenic animals, embryos, or cell lines.

(3)                                  Consent to sublicense will not be unreasonably withheld or delayed by the University where GTC proposes to grant a sublicense for research purposes only.

ii.                                       Any sublicenses by GTC to third parties who will have the right to grant further sublicenses, any sublicenses by GTC of ACT Technology, and any sublicenses by GTC to the Named Competitors shall also be subject to ACT’s consent, which consent shall not be unreasonably withheld or delayed, provided that if GTC engages in sublicense discussions with the Named Competitors, GTC agrees to consult with ACT, to permit ACT to participate in such discussions, and to permit ACT to review copies of the proposed sublicense agreements.

For purposes of the preceding sentence, ACT’s consent may be reasonably withheld only if it can show that the proposed sublicense would be materially adverse to its business interests.

iii.                                    Any sublicenses by GTC of ACT Patent Rights only to third parties other than the Named Competitors whose rights under the ACT Licensed Property are limited to their own research and commercial activities and who will have no right to grant further sublicenses (“End Users”) are expressly permitted hereunder and shall not require the consent of ACT.

iv.                                   GTC shall promptly furnish ACT with a fully executed copy of all sublicense agreements of GTC (other than sublicense agreements to End Users) and shall promptly furnish the University with a fully executed copy of all sublicense agreements of GTC involving the UMASS Patent Rights, all of which shall be deemed Confidential Information subject to the provisions of Section 10.

v.                                      All sublicense agreements executed by GTC pursuant to this Section 3.1(b) shall expressly bind the sublicensee to Sections 3.l(c), 9 (to the extent applicable), 10, 12, and 14 of this Agreement and shall provide for the automatic assignment of the relevant provisions of such agreements to ACT if this Agreement is terminated as described in Section 7.2 below.

(c)                                  Retained Rights. To the extent the University, the federal government or any other parties have rights in the ACT Licensed Property pursuant to Article 2 of the UMASS License, the license granted hereunder is subject to such rights.

(d)                                 Nutraceuticals. The licenses granted in Section 3.1(a) shall be co-exclusive with ACT for ACT Products consisting of or incorporating Nutraceuticals, provided, however, that GTC shall have a right of first refusal with respect to any license or any other collaboration or partnering agreement that ACT intends to enter into with any other party in the GTC Field for products consisting of or incorporating Nutraceuticals. ACT shall give GTC prior written notice providing full particulars of any such proposed transaction, and GTC shall have a period of thirty (30) days to notify ACT in writing of its willingness to enter into such transaction on substantially the terms proposed. If, by the end of such thirty (30)-day period GTC has not so notified ACT, ACT shall be free to enter into such transaction, but only on substantially the same terms offered to GTC in writing.

(e)                                  The UMASS License. GTC acknowledges that a portion of the ACT Patent Rights licensed to GTC hereunder are owned by the University and are licensed to ACT under the UMASS License. ACT and the University represent and warrant to GTC and GTC agrees that, in the event the UMASS License is terminated for any reason pursuant to the provisions of the UMASS License, (i) any sublicenses granted by GTC hereunder with respect to any UMASS Patent Rights shall remain in effect in accordance with their terms, (ii) GTC will thereafter make any payments due to ACT with respect to such sublicenses directly to the University, and (iii) promptly following such termination, GTC and the University will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS License. ACT acknowledges that any payments so made by GTC to the University shall be credited against any payments due and payable to ACT hereundcr. For the avoidance of doubt,

ACT and the University agree that the references to “Sublicensees” in Section 8.5 of the UMASS License shall not apply to GTC and shall not be construed as vitiating clause (i) of this Section 3.1(e). ACT and the University agree that the provisions of Section 2.2 of the UMASS Agreement providing for the automatic assignment to the University of sublicenses granted by ACT under said Section 2.2 shall not apply to the sublicense by ACT to GTC under this Agreement, and that the provisions of this Section 3.1(e) shall govern in the event that the UMASS License is terminated. ACT and the University agree that GTC will not be bound by any amendment to the UMASS License that affects GTC’s rights under this Agreement in any material respect, unless GTC agrees in writing to such amendment.

3.2                                 Grants from GTC to ACT.

(a)                                  License Grant. Subject to the terms of this Agreement, GTC hereby grants to ACT an exclusive, royalty-bearing, worldwide license in the ACT Field, with the limited right to sublicense, under its commercial rights in the GTC Licensed Property and in the Joint Patent Rights, to develop, make, have made, import, use, and sell GTC Products in the ACT Field and to develop and perform GTC Services in the ACT Field.

(b)                                 Sublicenses.      The parties acknowledge that it may be mutually advantageous for ACT to sublicense the GTC Licensed Property to the Named Competitors. ACT shall have the right to grant sublicenses of its rights under Section 3.2(a) subject to the limitations set forth in this Section 3.2(b).

i.                                          Any sublicenses by ACT to third parties who will have the right to grant further sublicenses, any sublicenses by ACT of GTC Technology, and any sublicenses by ACT to the Named Competitors shall be subject to GTC’s consent, which consent shall not be unreasonably withheld or delayed, provided that if ACT engages in sublicense discussions with the Named Competitors, ACT agrees to consult with GTC and permit GTC to participate in such discussions.

ii.                                       Any sublicenses by ACT of GTC Patent Rights only to third parties other than the Named Competitors whose rights under the GTC Licensed Property are limited to their own research and commercial activities and who will have no right to grant further sublicenses (“End Users”) are expressly permitted hereunder and shall not require the consent of GTC.

iii.                                    ACT shall promptly furnish GTC with a fully executed copy of all sublicense agreements of ACT (other than sublicense agreements to End Users), which shall be deemed Confidential Information subject to the provisions of Section 10.

iv.                                   All sublicense agreements executed by ACT pursuant to this Section 3.2(b) shall expressly bind the sublicensee to Sections 9 (to the extent applicable), 10, 12, and 14 of this Agreement and shall provide for the automatic assignment of the relevant provisions of such agreements to GTC if this Agreement is terminated as described in Section 7.2 below.

4.                 OBLIGATIONS RELATING TO COMMERCIALIZATION.

4.1                                 GTC Diligence Requirements. GTC shall use diligent efforts, or shall cause its sublicensees to use diligent efforts, to develop ACT Products or ACT Services and to introduce ACT Products or ACT Services into the commercial market; thereafter, GTC or its sublicensees shall make ACT Products or ACT Services reasonably available to the public.

4.2                                 ACT Diligence Requirements. ACT shall use diligent efforts, or shall cause its sublicensees to use diligent efforts, to develop GTC Products or GTC Services and to introduce GTC Products or GTC Services into the commercial market; thereafter, ACT or its sublicensees shall make GTC Products or GTC Services reasonably available to the public.

4.3                                 Summary Reports.

(a)                                  Reports by GTC.  GTC shall maintain complete and accurate records of ACT Products and ACT Services that are made, used, sold or performed by GTC under this Agreement. Not later than May lst of each year following the Effective Date, GTC shall furnish ACT and the University with an executive summary report on the progress of its efforts during the prior year to develop and commercialize ACT Products or ACT Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including ACT Products and ACT Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 10 of this Agreement.

(b)                                 Reports by ACT.  ACT shall maintain complete and accurate records of GTC Products and GTC Services that are made, used, sold or performed by ACT under this Agreement. Not later than May lst of each year following the Effective Date, ACT shall furnish GTC with an executive summary report on the progress of its efforts during the prior year to develop and commercialize GTC Products or GTC Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including GTC Products and GTC Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 10 of this Agreement.

5.                 DEVELOPMENTS.

5.1                                 GTC Developments.             GTC agrees, on a periodic basis (not less than semiannually), to provide to ACT and the University a written report of all GTC Developments provided that such reports shall be deemed Confidential Information subject to the provisions of Section 10 of this Agreement, and all such Developments, whether or not patentable, relevant to the ACT Field, are and shall be considered GTC Licensed Property and automatically licensed to ACT pursuant to Section 3.2.

5.2                                 ACT Developments.           ACT agrees, on a periodic basis (not less than semiannually), to provide to GTC a written report of all ACT Developments, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 10 of this Agreement, and all such Developments, whether or not patentable, relevant to the GTC Field, are and shall be considered ACT Licensed Property and automatically licensed to GTC pursuant to Section 3.1.

5.3                                 Technical Assistance. Each party shall make reasonably available to the other party, upon request, qualified technical personnel of such party for the purpose of providing technical assistance to facilitate the transfer to the other party of technology licensed to the other party hereunder, the reasonable per diem charges and expenses of which shall be borne by the party requiring such assistance.

6.               CLONING PROGRAMS.

6.1                                 hSA Program. ACT agrees to use commercially reasonable efforts to produce, on or before September 1, 2000, at least twenty (20) cloned hSA Cows.

6.2                                 New Cloning Programs or Other Services.   In the event GTC wishes ACT to engage in a new cloning program or to perform other services for GTC, the parties will negotiate a written, mutually agreed upon budgeted level of effort, including any compensation to be paid by GTC to ACT, and any other relevant terms and conditions for any such cloning program or other services.

6.3                                 Responsibilities of ACT for the hSA Program.

(a)                                  Conduct of the hSA Program. The ACT Team (and any other necessary and qualified technical and managerial staff) and the GTC Team shall collaborate as set forth in Schedule B to ensure the transfection of hSA constructs into bovine fetal fibroblast cell lines and the selection of recombinant fetal fibroblast cell lines.

(b)                                 Provision of Facilities. ACT shall, through its subcontractor Trans Ova or such other subcontractor as is mutually agreed upon by the parties, provide all facilities and equipment acceptable to GTC which are necessary for the conduct of the hSA Program, including space, housing and utilities services necessary to maintain bovine fetal fibroblast cell lines and livestock. All bovine stock for the hSA Program will be housed at a facility controlled by ACT’s subcontractor, Trans Ova or such other subcontractor as is mutually agreed upon by the parties until such stock is determined to have the capability to express the hSA protein in milk or such stock reaches the age of six (6) months, whichever is earlier. Upon determination that such stock has expressed the hSA protein in milk pursuant to Schedule B or such stock reaches the age of six (6) months, whichever is earlier, all such bovine stock for the hSA Program will be housed at a facility identified by GTC, and GTC shall then be responsible for the conduct of the hSA Program with respect to such stock, including space, housing and utilities services necessary to maintain bovine fetal fibroblast cell lines and livestock.   The foregoing notwithstanding, in the case of stock which has not expressed the hSA protein at the age of six (6) months, GTC may instruct ACT to destroy the stock in lieu of assuming responsibility for such stock.

(c)                                  Sources of Cattle. ACT shall provide heifers selected in accordance with good agricultural practice (“GAP”) criteria mutually agreed upon by ACT and GTC as necessary to conduct the hSA Program. All hSA Cows used and/or produced by ACT under this Agreement shall be free from bovine spongiform encephalopathy and/or other infectious agents reasonably identified as detrimental to the commercialization of Milk Products. If, at any time during the term of this Agreement, ACT and/or GTC have any reason to believe (or have any reason to conclude that a governmental regulatory authority believes) that bovine spongiform encephalopathy and/or such other infectious agents have or may be detected in cattle in the United States, ACT will promptly institute procedures mutually agreed upon by the parties to ensure the health of the hSA Cows used and/or produced by ACT under this Agreement.

(d)                                 Bovine Fetal Fibroblast Cell Lines. ACT shall provide all necessary bovine fetal fibroblast cell lines to conduct the hSA Program.

(e)                                  Care of Animals. ACT, through its subcontractor Trans Ova or such other subcontractor as is mutually agreed upon by the parties, shall have sole responsibility for the care and maintenance (including all required feed and veterinary care) of all bovine stock used and generated during the hSA Program, as defined in the hSA Program Summary, provided, however, that upon determination that such stock has expressed the hSA protein in milk pursuant to Schedule B or such stock reaches the age of six (6) months, whichever is earlier, all such bovine stock for the hSA Program will be housed at a facility identified by GTC and GTC shall then be responsible for the conduct of the hSA Program with respect to such stock, including space, housing and utilities services necessary to maintain bovine fetal fibroblast cell lines and livestock. The foregoing notwithstanding, in the case of stock which has not expressed the hSA protein at the age of six (6) months, GTC may instruct ACT to destroy the stock in lieu of assuming responsibility for such stock.

(f)                                    Animal Welfare Regulations. The hSA Program shall undergo applicable animal welfare and animal research committee review and approval by GTC and ACT in accordance with applicable legal and regulatory standards.

(g)                                 Compliance with Other Regulations.    ACT and GTC shall mutually conduct and manage all aspects of the hSA Project in full compliance with USDA, FDA and other regulatory requirements for the production of clinical-grade proteins/products in the milk of transgenic animals.    Each party shall have the ongoing right to audit the other party’s compliance with this Section and other Sections of the Agreement to ensure such compliance.

6.4                                 Responsibilities of GTC for the hSA Program.

(a)                                  The hSA Program.   The GTC Team shall consult with the ACT Team regarding the transfection of hSA constructs into bovine fetal fibroblast cell lines and the selection of recombinant bovine fetal fibroblast cell lines.

(b)                                 DNA Construct. The GTC Team shall assist the ACT Team by providing all necessary DNA constructs jointly deemed necessary by the parties for use in the hSA Program, including, without limitation, the beasein-hSA-Neo Construct and/or other suitable selectable markers.

(c)                                  Identification of Transgenic Lines and Animals.   GTC shall provide all materials and resources necessary for the identification and evaluation of transgenic bovine fetal fibroblast cell lines, embryos, fetuses and calves.  Such materials shall include, without limitation, DNA probes and polymerase chain reaction (“PCR”) primers.

(d)                                 Other Expertise.   The GTC Team shall provide additional expertise, as reasonably necessary, during the course of the hSA Program, including, without limitation, lactation induction and pharmaceutical protein purification, characterization and regulatory advice.

(e)                                  Characterization of hSA Cows.   Following the birth of cows generated during the hSA Program, GTC shall characterize individual animals derived from specific recombinant cell lines and elect whether to expand the hSA Cows from select cell lines. Characterization shall be comprised of genotyping, animal health and measurement of the levels of hSA in the induced and/or natural lactation of such hSA Cows.

7.                                   TERM AND TERMINATION.

7.1                                 General.    The licenses granted by ACT to GTC under Section 3.l(a) will commence on the Effective Date and, unless sooner terminated as provided herein, continue until the expiration of all ACT Patent Rights, whereupon the license hereunder to GTC shall become paid-up and royalty free.   The licenses granted by GTC to ACT under Section 3.2(a) will commence on the Effective Date and, unless sooner terminated as provided herein, continue until the expiration of all GTC Patent Rights, whereupon the license hereunder to ACT shall become paid-up and royalty free.   This Agreement will commence on the Effective Date and, unless sooner terminated as provided herein, continue until the expiration of all ACT Patent Rights and GTC Patent Rights.

7.2                                 Termination for Cause. This Agreement may be terminated by either party for breach by the other party of any material obligation arising hereunder, by giving thirty (30) days prior written notice to the other party specifying the cause of the termination; provided, however, that if the breach is cured within the thirty (30) day period, the notice shall be withdrawn and shall be of no effect.

7.3                                 Survival of Obligations; Return of Confidential Information.   Notwithstanding any termination of this Agreement, the obligations of the parties under Section 10, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue in force. Upon any termination of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof, to the other party.

7.4                                 Sublicenses.

(a)                                  GTC’s Sublicenses. Upon termination of this Agreement, the relevant provisions of any existing sublicenses of GTC shall be automatically assigned to ACT, and ACT shall be bound by the terms of such sublicenses, provided that the sublicensees continue to perform in accordance with their respective sublicense agreements. Notwithstanding the foregoing, ACT’s obligations to any such sublicensee shall not be interpreted to extend beyond any of its obligations to GTC hereunder with respect to the subject matter of the sublicense.

(b)                                 ACT’s Sublicenses.   Upon termination of this Agreement, the relevant provisions of any existing sublicenses of ACT shall be automatically assigned to GTC, and GTC shall be bound by the terms of such sublicenses, provided that the sublicensees continue to perform in accordance with their respective sublicense agreements. Notwithstanding the foregoing, GTC’s obligations to any such sublicensee shall not be interpreted to extend beyond any of its obligations to ACT hereunder with respect to the subject matter of the sublicense.

8.            PAYMENTS.

8.1                                 Initial Payment.    On the Effective Date, GTC will pay ACT the sum of $1,000,000, $750,000 of which shall be in consideration of the license granted to GTC from ACT in Section 3.1 (a) of this Agreement, and $250,000 of which shall be an advance payment which shall be fully creditable against ACT services for which the parties have separately contracted, milestone payments (including those listed in Section 8.3 below), royalties, sublicense revenues or other payments payable or to become payable to ACT from GTC under this Agreement or under any other agreement between the parties.

8.2                                 Shares of GTC.

(a)                                  Authorization of Issuance of the Shares.  As additional consideration for the license granted to GTC from ACT in Section 3.1(a) of this Agreement, GTC will issue to (x) ACT that number of shares of the Common Stock of GTC, par value $0.01 per share (“ACT’s Shares”), equal to the quotient obtained by dividing (i) $900,000 by (ii) the average of the closing price of the Common Stock of GTC on the NASDAQ National Market (or on a principal national securities exchange on which the Common Stock is listed or admitted to trading) for the five (5) trading days ending on the day prior to the Effective Date of this Agreement and (y) the University that number of shares of the Common Stock of GTC, par value $0.01 per share (the “University’s Shares,” and together with ACT’s Shares, the “Shares”), equal to the quotient obtained by dividing (i) $100,000 by (ii) the average of the closing price of the Common Stock of GTC on the NASDAQ National Market (or on a principal national securities exchange on which the Common Stock is listed or admitted to trading) for the five (5) trading days ending on the day prior to the Effective Date of this Agreement.

(b)                                 Issuance of the Shares and Delivery of Certificates. Within five (5) days after the Effective Date, GTC shall (i) issue the Shares in consideration of the agreements of ACT and the University contained herein and for no further consideration, (ii) deliver to ACT one or more stock certificates representing ACT’s Shares, such stock certificates to be registered in the name of ACT or in such nominee name(s) as designated by ACT, and (iii) deliver to the University one or more stock certificates representing the University’s Shares, such stock certificates to be registered in the name of the University or in such nominee name(s) as designated by the University.

(c)                                  Investment Representations.    ACT and the University represent and warrant to, and covenant with, GTC that:

i.                                          ACT and the University are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the acquisition of the Shares, including investments in securities issued by companies comparable to GTC, and have requested, received, reviewed and considered all information they deem relevant in making an informed decision to acquire the applicable Shares.

ii.                                       ACT and the University are acquiring the applicable Shares in the ordinary course of their businesses and for their own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares.

iii.                                    ACT and the University understand that the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from GTC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, ACT and the University represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

iv.                                   ACT and the University will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

v.                                      ACT and the University each qualifies as an “accredited investor” within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act and is a resident of the United States of America.

vi.                                   It is understood that the certificates evidencing the Shares shall bear the following legend unless and until the resale of the Shares pursuant to an effective Registration Statement or until the Shares may be sold under Rule 144 without restrictions:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR, IF REQUESTED BY GTC, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO GTC AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

(d)                                 Restriction on Sale of Shares. The Shares shall be “restricted securities” and not eligible for resale under Rule 144 or otherwise until twelve (12) months from the date of issuance, provided that thereafter one-twelfth (1/12) of the Shares shall become saleable each month, and further provided that ACT and the University agree to sell no more than 5,000 Shares in the aggregate in any day.

8.3                                 hSA Milestone Payments. GTC will pay to ACT the sum of $12,500 for each cloned hSA Cow (up to a maximum of twenty (20) cows) made by or for ACT using the ACT Patent Rights or ACT Technology on or before March 21, 2000. Each such $12,500 payment will be made by GTC within thirty (30) days after written notice from ACT that a cloned cow has achieved the hSA expression level set forth in Schedule B over a thirty (30)-day period. The payments made under this Section 8.3 will represent full compensation for activities conducted by ACT on the hSA Program through the date of completion of the milestone.

8.4                                 Royalties, Reports and Records.

(a)                                  GTC Royalty Obligations.

i.                                          Net Sales of hSA. GTC agrees to pay ACT, on a calendar quarterly basis, a royalty of two percent (2%) of Net Sales by GTC of ACT Products consisting of hSA produced in the milk of hSA Cows, provided, however, that in the event Net Sales of ACT Products consisting of hSA produced in the milk of hSA Cows exceed $12,500,000 per calendar quarter for two consecutive calendar quarters, the royalty will thereafter be 1% of such Net Sales.

ii.                                       Net Sates of Other Products. GTC agrees to pay ACT, on a calendar quarterly basis, a royalty of three percent (3%) of the Net Sales by GTC of ACT Products consisting of proteins (other than hSA) produced in the milk of transgenic animals and ACT Services relating to such ACT Products, provided, however, that in the event Net Sales of ACT Products consisting of proteins (other than hSA) produced in the milk of transgenic animals and ACT Services relating to such Products exceed $25,000,000 per calendar quarter for two consecutive calendar quarters, the royalty will thereafter be 2% of such Net Sales.

(b)                                 ACT Royalty Obligations. ACT will pay to GTC a royalty in the amount of three percent (3%) of Net Sales by ACT of any GTC Products or Services, provided, however, that in the event Net Sales of any GTC Products or Services exceed $25,000,000 per calendar quarter for two consecutive calendar quarters, the royalty will thereafter be 2% of such Net Sales.

8.5                                 Sublicense Revenues.

(a)                                  GTC agrees to pay ACT twenty-five percent (25%) of any and all license fees and up-front fees, (whether paid in cash, equity of the sublicensee or other consideration), royalties, milestone payments based on the sublicensee’s performance, and premiums over market value paid to GTC for equity investments in GTC by the sublicensee, received in consideration of the grant of sublicenses of the ACT Patent Rights or ACT Technology, however such sublicenses may be characterized, but excluding payments for services of GTC, milestone payments based on performance by GTC, or equity investments in GTC at market value (“GTC Sublicense Revenues”).   For the avoidance of doubt, no GTC Sublicense Revenues shall be deemed received by GTC in connection with the sublicensing of the ACT Patent Rights or ACT Technology to a third party in exchange for a license under such third party’s technology which is necessary for the manufacture or sale of ACT Products or ACT Services, provided that no additional consideration (other than the license under such third party’s technology) is paid by such third party for such sublicense.

(b)                                 ACT agrees to pay GTC twenty-five percent (25%) of any and all license fees or up-front fees (whether paid in cash, equity of the sublicensee or other consideration).

milestone payments based on the sublicensee’s performance, royalties or premiums over market value paid to ACT for equity investments in ACT by the sublicensee, received in consideration of the grant of sublicenses of GTC Patent Rights or GTC Technology, however such sublicenses may be characterized, but excluding payments for services of ACT, milestone payments based on performance by ACT, or equity investments in ACT at market value (“ACT Sublicense Revenues”). For the avoidance of doubt, no ACT Sublicense Revenues shall be deemed received by ACT in connection with the sublicensing of the GTC Patent Rights or GTC Technology to a third party in exchange for a license under such third party’s technology which is necessary for the manufacture or sale of GTC Products or GTC Services, provided that no additional consideration (other than the license under such third party’s technology) is paid by such third party for such sublicense.

8.6                                 Minimum Annual Payments.

(a)                                  Effective January 5, 2000, GTC shall pay to ACT an annual fee of $100,000 to maintain exclusivity of the license granted under Section 3.1(a) (the “Exclusivity Fee”). Except as provided below, the Exclusivity Fee shall be payable in advance on January 5th of each year.

(b)                                 If, by June 30, 2001, GTC enters into agreements with third-party(s) to develop two (2) products covered by the ACT Patent Rights and/or using the ACT Technology intended for use as therapeutics, the Exclusivity Fee shall remain at $100,000 per year; otherwise the Exclusivity Fee shall increase to $1 million per year thereafter. In the event of unanticipated technical difficulties, which technical difficulties are confirmed by ACT, the parties may extend the above deadline of June 30, 2001 to a date mutually agreed on.

(c)                                  Provided that the Exclusivity Fee was not already raised to $1 million pursuant to Section 8.6(b), then if, by June 30th of every second year following June 30, 2001 (i.e., June 30, 2003; June 30, 2005; etc.), GTC enters into agreements with third party(s) to develop two (2) additional products covered by the ACT Patent Rights and/or using the ACT Technology intended for use as therapeutics, the Exclusivity Fee shall remain at $100,000 per year; otherwise the Exclusivity Fee shall increase to $1 million per year thereafter.

(d)                                 If the Exclusivity Fee increases to $1 million in any year pursuant to Section 8.6(b) or (c) above, such increase shall be applied pro rata only for the remainder of such year (i.e., the Exclusivity Fee due for the remainder of such year shall be $450,000, payable on or about July 1st of such year, and thereafter the Exclusivity Fee shall be $1 million per year, payable on or about January 5th of each subsequent year).

(e)                                  The above fees will be creditable by GTC against amounts due or to become due to ACT thereafter under this Agreement or under any other agreement between the parties including, but not limited to, fees for ACT services, sublicense revenue, and royalties.

(f)                                    GTC may elect to allow the license granted under Section 3.1(a) to become non-exclusive at any time by electing not to pay the applicable Exclusivity Fee.

(g)                                 If at any time the license granted under Section 3.1(a) to GTC hereunder becomes non-exclusive, (i) the royalties and other fees payable by GTC to ACT hereunder shall be automatically reduced to the most favorable rates charged by ACT to its other licensees of such rights, and (ii) the license granted by GTC to ACT with respect to the GTC Licensed Property under Section 3.2(a) shall be restricted such that ACT shall not be permitted to use or sublicense the use of the GTC Licensed Property in programs with GTC’s competitors, as determined in GTC’s reasonable discretion.

8.7                                 Payments in U.S. Dollars.   All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.  Such payments shall be without deduction of exchange, collection, or other charges.

8.8                                 Blocked Payments. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the party having the payment obligation (the “Payor”) shall give the other party (the “Payee”) prompt notice in writing and shall pay the royalty and other amounts due through such means or methods as are lawful in such country as Payee may reasonably designate. Failing the designation by Payee of such lawful means or methods within thirty (30) days after such notice is given to Payee, Payor shall deposit such royalty payment in local currency to the credit of Payee in a recognized banking institution selected by Payor and identified in a written notice to Payee by Payor, and such deposit shall fulfill all obligations of Payor to Payee with respect to such royalties.

8.9                                 Audit Rights

(a)                                  Each party shall submit a report to the other party quarterly within 45 days after the end of each calendar quarter during the term of this Agreement stating in each such report the aggregate sales and payments with respect to ACT Products and Services, or GTC Products and Services, as applicable, during the preceding calendar quarter and the royalty and sublicense revenue as provided herein. Such reports shall also include a statement of any credits claimed (including without limitation any credits under Sections 3.1(e), 8.1, 8.4(a)(ii) and 8.6(e) hereunder) during the preceding calendar quarter. The payment of royalty and sublicense revenue amounts shall be made concurrently with such reports.

(b)                                 Each party shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to ACT Products and Services, or GTC Products and Services, as applicable, and any allowed credits, which may be necessary to ascertain and verify the royalties and sublicense revenue payable to the other party. Said books and accounts shall be kept at the respective party’s principal place of business.

(c)                                  At the request of a party or the University, but not more than once in each calendar year, the other party shall permit an independent certified public accountant selected by the requesting party (or the University’s internal accountants) to have access, during regular business hours of the audited party, to such records to determine, for any calendar quarter commencing not more than three years prior to the date of such request, the completeness and accuracy of such books and records, and the accuracy of reports submitted to the other party and/or payments made to the other party. If any such inspection discloses an error in any royalty or sublicense revenue payment, the audited party shall pay to the other party, within, thirty (30) days of the discovery of the error, (a) all deficiencies in royalty or sublicense revenue payments, (b) interest on such deficiencies from the date such royalty or sublicense revenue payment was due until the date paid at the rate equal to one and one-half percent (1 1/2%) per month, and (c) if such error is in excess of ten percent (10%) of any royalty or sublicense revenue payment, the cost of the audit. In all other cases, the costs of the audit shall be paid for by the party conducting the audit. All information disclosed pursuant to an audit shall be deemed Confidential Information subject to the provisions of Section 10 hereof.

9.                                      PROPRIETARY RIGHTS.

9.1                                 Ownership.

(a)                                  GTC.   GTC shall own all hSA Cows, GTC Patent Rights, GTC Technology, GTC Developments, all proprietary DNA constructs, and all recombinant cell lines generated with GTC’s DNA constructs.

(b)                                 ACT.   ACT or its licensor(s) shall own the ACT Patent Rights, ACT Technology, and ACT Developments.

(c)                                  Joint Developments. The parties shall jointly own all Joint Developments.

9.2                                 ACT Patent Rights.

(a)                                  Responsibility; Costs.   ACT will retain primary responsibility for filing, prosecution and maintenance of the ACT Patent Rights in all countries and for all ACT Technology where GTC requests patent protection, using patent counsel approved by GTC, which approval shall not be unreasonably withheld or delayed.   The costs of such filing, prosecution and maintenance shall be borne by ACT, except that GTC will reimburse ACT for such costs for any countries where GTC requests patent protection, but where ACT did not otherwise intend to seek protection. Except as provided above, ACT and GTC will pay the fees and expenses of their respective outside patent counsel for the activities described in this Section 9.2.

(b)                                 Consultation; Abandonment.    GTC’s patent counsel shall be given a reasonable opportunity to comment on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications (collectively, “Office Communications”) with respect to ACT Patent Rights. In the case of Filings, and in the case of Office Communications to which ACT must respond in a period of time equal to or exceeding sixty (60) days (including extensions), ACT shall deliver its proposed Filing or Response to GTC for comment not later than sixty (60) days prior to the final patent office deadline for such Filing or Response, and ACT will not unreasonably refuse to accept, any suggestions of GTC’s patent counsel regarding such Filing or Response, provided that GTC’s patent counsel provides such comments to ACT’s patent counsel not less than thirty (30) days prior to the final patent office deadline for such Filing or Response.   In the case of Office Communications to which ACT must respond in less than sixty (60) days, which deadline may not be extended, ACT shall deliver its proposed Response to GTC for comment not later than ten (10) days after ACT’s receipt of such Office Communication, and ACT will not unreasonably refuse to accept any suggestions of GTC’s patent counsel regarding such Response, provided that GTC’s patent counsel provides such comments to ACT’s patent counsel not less than ten (10) days prior to the final patent office deadline for such Response. To the extent that any such patent matter relates solely to the GTC Field and not to the ACT Field, GTC’s patent counsel will have the final right to determine the resolution of the matter, subject to the right of the University to consultation as provided in the UMASS License. ACT will not allow any patent or patent application within the ACT Patent Rights to become expired or abandoned without giving GTC the right to assume responsibility for such patent or patent application, and if GTC so elects, ACT will assign such patent or patent application to GTC, and GTC will thereafter assume control thereof and all expenses related thereto. With respect to the UMASS Patent Rights, GTC’s rights under this subsection 9.2(b) shall be subject to the rights of the University under Section 6 of the UMASS License.

(c)                                  Defense of ACT Patent Rights.    ACT and GTC will consult with one another in the event of a third party claim that a patent within the ACT Patent Rights in the GTC Field is invalid, unenforceable, or non-infringing. ACT will have the first right to control the defense of such claim at its expense, but GTC will have the right to share in the control of the defense by sharing 50% of the costs thereof, but ACT shall have the final decision in the event of a disagreement regarding the conduct of the defense. If ACT elects not to defend, GTC may do so at its expense and under its control, but shall have the right to offset such expenses against royalties otherwise due to ACT (other than royalties attributable to the UMASS Patent Rights) until such time as the ACT Patent Rights have been upheld, provided that such offset shall not exceed 50% of such royalties.   Notwithstanding the foregoing, neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any ACT Patent Rights without consent of the other party.  With respect to the UMASS Patent Rights, GTC’s rights under this subsection 9.2(c) shall be subject to the rights of the University under Section 6 of the UMASS License.

(d)                                 Prosecution of Infringers of ACT Patent Rights. GTC shall have the first right to prosecute infringers of the ACT Patent Rights in the GTC Field at its expense, and shall retain all recoveries arising out of such prosecutions by GTC.   ACT shall have the right to prosecute such infringers if GTC elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by ACT. Neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any ACT Patent Rights without consent of the other party. With respect to the UMASS Patent Rights, GTC’s rights under this subsection 9.2(d) shall be subject to the rights of the University under Section 6 of the UMASS License.

9.3                                 GTC Patent Rights.

(a)                                  Responsibility; Costs. GTC will retain primary responsibility for filing, prosecution and maintenance of the GTC Patent Rights in all countries and for all GTC Technology where ACT requests patent protection, using patent counsel approved by ACT, which approval shall not be unreasonably withheld or delayed. The costs of such filing, prosecution and maintenance shall be borne by GTC, except that ACT will reimburse GTC for such costs for any countries where ACT requests patent protection, but where GTC did not otherwise intend to seek protection. Except as provided above, GTC and ACT will pay the fees and expenses of their respective outside patent counsel for the activities described in this Section 9.3.

(b)                                 Consultation; Abandonment.    ACT’s patent counsel shall be given a reasonable opportunity to comment on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications (collectively, “Office Communications”) with respect to GTC Patent Rights. In the case of Filings, and in the case of Office Communications to which GTC must respond in a period of time equal to or exceeding sixty (60) days (including extensions), GTC shall deliver its proposed Filing or Response to ACT for comment not later than sixty (60) days prior to the final patent office deadline for such Filing or Response, and GTC will not unreasonably refuse to accept any suggestions of ACT’s patent counsel regarding such Filing or Response, provided that ACT’s patent counsel provides such comments to GTC’s patent counsel not less than thirty (30) days prior to the final patent office deadline for such Filing or Response.   In the case of Office Communications to which GTC must respond in less than sixty (60) days, which deadline may not be extended, GTC shall deliver its proposed Response to ACT for comment not later than ten (10) days after GTC’s receipt of such Office Communication, and GTC will not unreasonably refuse to accept any suggestions of ACT’s patent counsel regarding such Response, provided that ACT’s patent counsel provides such comments to GTC’s patent counsel not less than ten (10) days prior to the final patent office deadline for such Response.   To the extent that any such patent matter relates solely to the ACT Field and not to the GTC Field, ACT’s patent counsel will have the final right to determine the resolution of the matter. GTC will not allow any patent or patent application within the GTC Patent Rights to become expired or abandoned without giving ACT the right to assume responsibility for such patent or patent application, and if ACT so elects, GTC will assign such patent or patent application to ACT, and ACT will thereafter assume control thereof and all expenses related thereto.

(c)                                  Defense of GTC Patent Rights.   GTC and ACT will consult with one another in the event of a third party claim that a patent within the GTC Patent Rights in the ACT Field is invalid, unenforceable, or non-infringing.   GTC will have the first right to control the defense of such claim at its expense, but ACT will have the right to share in the control of the defense by sharing 50% of the costs thereof, but GTC shall have the final decision in the event of a disagreement regarding the conduct of the defense. If GTC elects not to defend, ACT may do so at its expense and under its control, but shall have the right to offset such expenses against royalties otherwise due to GTC until such time as the GTC Patent Rights have been upheld, provided that such offset shall not exceed 50% of such royalties. Notwithstanding the foregoing, neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any GTC Patent Rights without consent of the other party.

(d)                                 Prosecution of Infringers of GTC Patent Rights. ACT shall have the first right to prosecute infringers of the GTC Patent Rights in the ACT Field at its expense, and shall retain all recoveries arising out of such prosecutions by ACT. GTC shall have the right to prosecute such infringers if ACT elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by GTC. Neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any GTC Patent Rights without consent of the other party.

9.4                                 Joint Patent Rights.

(a)                                  Responsibility; Costs.   GTC will retain primary responsibility for filing, prosecution and maintenance of the Joint Patent Rights in all countries, using patent counsel approved by ACT, which approval shall not be unreasonably withheld or delayed. The costs of such filing, prosecution and maintenance shall be borne equally by GTC and ACT, except that ACT will bear all of such costs in any countries where ACT requests patent protection, but where GTC did not otherwise intend to seek protection. If either party fails to pay its share of such costs with respect to any Joint Patent Rights, its exclusive license from the other party under Article 3 with respect to such Joint Patent Rights shall be automatically revoked, but the exclusive license from such party to the other party with respect to such Joint Patent Rights shall remain effective.

(b)                                 Consultation; Abandonment.    ACT’s patent counsel shall be given a reasonable opportunity to comment on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications (collectively, “Office Communications”) with respect to Joint Patent Rights. In the case of Filings, and in the case of Office Communications to which GTC must respond in a period of time equal to or exceeding sixty (60) days (including extensions), GTC shall deliver its proposed Filing or Response to ACT for comment not later than sixty (60) days prior to the final patent office deadline for such Filing or Response, and GTC will not unreasonably refuse to accept any suggestions of ACT’s patent counsel regarding such Filing or Response, provided that ACT’s patent counsel provides such comments to GTC’s patent counsel not less than thirty (30) days prior to the final patent office deadline for such Filing or Response.   In the case of Office Communications to which GTC must respond in less than sixty (60) days, which deadline may not be extended, GTC shall deliver its proposed Response to ACT for comment not later than ten (10) days after GTC’s receipt of such Office Communication, and GTC will not unreasonably refuse to accept any suggestions of ACT’s patent counsel regarding such Response, provided that ACT’s patent counsel provides such comments to GTC’s patent counsel not less than ten (10) days prior to the final patent office deadline for such Response.   To the extent that any such patent matter relates solely to the ACT Field and not to the GTC Field, ACT’s patent counsel will have the final right to determine the resolution of the matter. GTC will not allow any patent or patent application within the Joint Patent Rights to become expired or abandoned without giving ACT the right to assume responsibility for such patent or patent application, and if ACT so elects, GTC will assign such patent or patent application to ACT, and ACT will thereafter assume control thereof and all expenses related thereto.

(c)                                  Defense of Joint Patent Rights. GTC and ACT will consult with one another in the event of a third party claim that a patent within the Joint Patent Rights is invalid, unenforceable, or non-infringing. GTC will have the first right to control the defense of such claim at its expense, but ACT will have the right to share in the control of the defense by sharing 50% of the costs thereof, but GTC shall have the final decision in the event of a disagreement regarding the conduct of the defense. If GTC elects not to defend, ACT may do so at its expense and under its control, but shall have the right to offset such expenses against royalties otherwise due to GTC. Notwithstanding the foregoing, neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any Joint Patent Rights without consent of the other party.

(d)                                 Prosecution of Infringers of Joint Patent Rights. ACT shall have the first right to prosecute infringers of the Joint Patent Rights in the ACT Field at its expense, and shall retain all recoveries arising out of such prosecutions by ACT. GTC shall have the right to prosecute such infringers if ACT elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by GTC. GTC shall have the first right to prosecute infringers of the Joint Patent Rights in the GTC Field at its expense, and shall retain all recoveries arising out of such prosecutions by GTC. ACT shall have the right to prosecute such infringers if GTC elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by ACT. Neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any Joint Patent Rights without consent of the other party.

9.5                                 Cooperation. GTC and ACT shall cooperate fully in the preparation, filing, prosecution, and maintenance of all ACT Patent Rights, GTC Patent Rights, and Joint Patent Rights. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of GTC or ACT to execute such papers and instruments as reasonable and appropriate so as to enable GTC or ACT to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

10.                               CONFIDENTIAL INFORMATION.

10.1                           Nondisclosure of Confidential Information.   During the term of this Agreement and for five (5) years thereafter, neither party nor the University will disclose or make available to any person outside its organization the disclosing party’s Confidential Information, except that each party will have the right to disclose such of the other party’s Confidential Information consisting of ACT Technology or GTC Technology, as applicable, to third parties to which sublicensing is permitted under Section 3.1(b) or 3.2(b), provided that such third parties are bound to protect the confidentiality of such Confidential Information. Each party may disclose the other party’s Confidential Information to persons within its organization and that of its Affiliates to the extent necessary to further the purposes of this Agreement, provided that all such persons are bound to protect the confidentiality of such Confidential Information.  Each party may disclose the other party’s Confidential Information if required by law or governmental authority, provided that prior notice of any such disclosure is given to the other party and that the disclosing party cooperates with the other party in seeking protective orders or other restrictions on disclosure.

10.2                           Use of Confidential Information. Each party will use the Confidential Information of the other party only for the purposes contemplated by this Agreement.

11.                               REPRESENTATIONS AND WARRANTIES.

11.1                           Representations and Warranties by ACT.  ACT represents and warrants to GTC that:

(a)                                  ACT owns or has a licensable interest in the ACT Licensed Property and has the right to grant to GTC the licenses set forth above. As of the Effective Date, GTC is in receipt of proposed claims to an ACT patent concerning cloning a non-human mammal by nuclear transfer which ACT represents it believes will issue in the U.S. in the near term.

(b)                                 ACT has provided GTC with a copy of the UMASS License, as amended, with certain terms redacted, and ACT represents and warrants that the said copy is a true and complete (except as redacted) copy of the UMASS License as of the Effective Date.

(c)                                  ACT shall have the unrestricted right to transfer good and marketable title to the Milk Products and the hSA Cows to GTC pursuant to this Agreement, free and clear of any lien, charge or encumbrance created or permitted by ACT;

(d)                                 the Milk Products and hSA Cows will conform to the applicable specifications set forth in Schedule B. The parties agree that any hSA Cows that do not conform to the specifications set forth in Schedule B shall be destroyed.

(e)                                  the Milk Products shall not be (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and laws are constituted and effective at the time of delivery of the Milk Products, or (ii) an article which may not be introduced into interstate commerce under the provisions of Sections 404, 505 or 512 of such Act, as amended;

(f)                                    as of the date of delivery of each hSA Cow, each hSA Cow and the Milk Products of such hSA Cow have been manufactured in accordance with all current material applicable federal, state and local laws and regulations relating to ACT’s activities under this Agreement, including without limitation applicable GMPs and GAPs;

(g)                                 with respect to the ACT Patent Rights and ACT Technology only, to the knowledge of ACT, the commercialization of the Milk Products will not infringe the patent or other intellectual property rights of any third party; and

(h)                                 the execution of this Agreement and performance of the transactions contemplated by such agreements have been approved by the ACT Board Of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of or constitute a default under, any agreement to which ACT is a party or by which ACT is bound.

11.2                           Representation Warranty by GTC. GTC represents and warrants to ACT that:

(a)                                  it owns the GTC Licensed Property and has the right to grant to ACT the licenses set forth above;

(b)                                 it shall have the unrestricted right to transfer good and marketable title to all DNA constructs and/or other suitable selectable markers used in the hSA Program and all materials and resources necessary for the identification and evaluation of transgenic bovine fetal fibroblast cell lines, embryos, fetuses and calves including, without limitation, DNA probes and polymerase chain reaction (“PCR”) primers;

(c)                                  the execution of this Agreement and performance of the transactions contemplated by such agreements have been approved by all necessary corporate action and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which GTC is a party or by which GTC is bound; and

(d)                                 to the knowledge of GTC, the transgenic activities described in Schedule B performed or to be performed by ACT will not infringe the patent or other intellectual property rights of any third party.

11.3                           Disclaimer. Except as expressly set forth in Section 11.1(g) and 11.2(d), neither party makes any representation or warranty as to the validity or scope of the ACT Licensed Property or the GTC Licensed Property, nor does either party make any representation or warranty that the exercise of the rights granted to either party with respect to the ACT Licensed Property or the GTC Licensed Property will not infringe the patent or other intellectual property rights of any third party.

12.                               INDEMNIFICATION.

12.1                           Indemnification by ACT.   ACT agrees to defend, indemnify and hold harmless GTC, the University, and their Affiliates, agents, directors, officers and employees, at ACT’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses with respect to claims by third parties:

(a)                                  arising out of any breach by ACT of any representation or warranty contained in Section 11.1; and

(b)                                 in the nature of product liability or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through ACT of any GTC Products or GTC Services under this Agreement.

12.2                           Indemnification by GTC.   GTC agrees to defend, indemnify and hold harmless ACT, the University, and their Affiliates, agents, directors, officers and employees, at GTC’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses with respect to claims by third parties:

(a)                                  arising out of any breach by GTC of any representation or warranty contained in Section 11.2; and

(b)                                 in the nature of product liability or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through GTC of any ACT Products or ACT Services under this Agreement; and

(c)                                  that the transgenic activities of ACT under the hSA Program described in Schedule B infringe the patent or other intellectual property rights of such third parties.

12.3                           Indemnification Claims.    Each party shall give the other party prompt notice of any claim for which indemnification under this Section 12 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense. The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. The indemnification obligations in this Section 12 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 12, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 12.

13.                               LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY (OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

14.                               INSURANCE.   Prior to the commencement of the first Phase I clinical trial of any proteins/products produced in hSA Cows developed by ACT under this Agreement, each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits. Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

15.                               MISCELLANEOUS.

15.1                           Assignment.  This Agreement, and the rights and obligations thereunder, may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party, except that (a) either party may assign this Agreement to an Affiliate, provided that such party remains primarily liable and/or responsible for the performance of such obligations, and provided further that such Affiliate agrees to be bound to the terms and conditions of this Agreement, and (b) either party may assign this agreement in connection with the merger, consolidation or sale of all or substantially all of the assets of such party which pertain to the subject matter of this Agreement.

15.2                           Notices. Notices shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

Addresses: In the case of GTC, the proper address for communications shall be:

Genzyme Transgenics Corporation

Five Mountain Road

Framingham, Massachusetts 01701-9322

Attn:   President

Fax: (508) 370-3797

with a copy to:                                         Palmer & Dodge

One Beacon Street

Boston, MA 02108

Fax: (617) 227-4420

and in the case of ACT, the proper address for communications and all payments shall be:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, Massachusetts 01605

Attn:   President

Fax: (508) 756-0931

with a copy to:                                         Pierce Atwood

One Monument Square

Portland, ME

Fax: (207) 791-1350

15.3                           Choice of Law. This Agreement is subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof.

15.4                           Dispute Resolution.   Any dispute arising under this Agreement which is not promptly settled by the parties shall be referred to the Chief Executive Officers of the parties. The Chief Executive Officers will meet for negotiations within fifteen (15) days of such referral. If the dispute has not been resolved within thirty (30) days (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any dispute will be submitted to binding arbitration. The arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), which shall administer the arbitration and act as appointing authority. The arbitration shall take place in Boston, Massachusetts, and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be final and binding upon the parties. Notwithstanding anything contained above to the contrary, each party shall have the right to institute judicial proceedings against the other party in order to enforce the instituting party’s rights hereunder through specific performance, injunction or similar equitable relief.

15.5                           Compliance with Law by GTC. GTC shall comply with, and shall ensure that its sublicensees comply with, all local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of ACT Products and ACT Services. GTC shall, and shall cause its sublicensees to, comply with the following:

(a)                                  GTC and its sublicensees shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which GTC or a permitted sublicensee intends to make, use, or sell ACT Products or to perform ACT Services.

(b)                                 GTC and its sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries.  GTC hereby gives written assurance that it will comply with, and will cause its sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its sublicensees, and that it will indemnify, defend, and hold ACT harmless (in accordance with Section 12.1) for the consequences of any such violation.

(c)                                  To the extent that any invention claimed in the ACT Licensed Property has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, GTC agrees that any ACT Products used or sold in the United States will be manufactured substantially in the United States or its territories.   Current law provides that if domestic manufacture is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of GTC and, upon GTC’s request, shall cooperate with GTC in seeking such a waiver.

15.6                           Compliance with Law by ACT. ACT shall comply with, and shall ensure that its sublicensees comply with, all local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of GTC Products and GTC Services. ACT shall, and shall cause its sublicensees to, comply with the following;

(a)                                  ACT and its sublicensees shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which ACT or a permitted sublicensee intends to make, use, or sell GTC Products or to perform GTC Services.

(b)                                 ACT and its sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. ACT hereby gives written assurance that it will comply with, and will cause its sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its sublicensees, and that it will indemnify, defend, and hold GTC harmless (in accordance with Section 12.1) for the consequences of any such violation.

15.7                           No Encumbrances.   GTC will not create or incur or cause to be incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon the ACT Licensed Property without the prior written consent of the University and ACT. ACT will not create or incur or cause to be incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon the GTC Licensed Property without the prior written consent of GTC.

15.8                           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.9                           Headings.   All headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

15.10                     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The parties acknowledge that the University is a third party beneficiary of the applicable provisions of Sections 3.1, 4.3(a), 5.1, 8.2, 8.9(c), 9.2, 12.1, 12.2, 15.5(c), 15.7, 15.10, and 15.14 hereof, with the right to enforce such provisions against the applicable party.

15.11                     Amendment and Waiver.   This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.12                     Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

15.13                     Entire Agreement. This Agreement, together with the UMASS License, constitute the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties. The parties acknowledge and agree that there are no representations, warranties, arrangements, promises or agreements outstanding between them, whether oral or in writing, other than those contained or referred to in this Agreement or the UMASS License.

15.l4                        Publicity. Neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law. Any references to the University in such Announcements shall be subject to the approval of the University. The foregoing notwithstanding, ACT and GTC shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days’ prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

15.15                     No Implied Licenses.  No implied licenses are granted pursuant to the terms of this Agreement. No license rights shall be created by implication or estoppel.

15.16                     No Agency.   Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

15.17                     Non-Solicitation. During the term of the hSA Program and for a period of one (1) year thereafter, neither party may solicit any person who is employed by or a consultant to the other party or any Affiliate of such party and who has worked on the hSA Program under this Agreement to terminate such person’s employment by or consultancy to such party or such Affiliate. As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment with or consultancy to such party or Affiliate.

15.18                     Product Marking.   To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold by either party under this Agreement will be marked with the number of each issued patent of the other party that applies to such product.

IN WITNESS WHEREOF, the parties hereto and the University have caused this Exclusive Development and License Agreement to be executed the day and year first written above. The persons signing below warrant their authority to sign the Agreement.

GENZYME TRANSGENICS CORPORATION		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ John B. Green	By:	/s/ Michael West
	Signature		Signature Michael West
	John B. Green		PRES & CEO
	Printed Name		Printed Name
Vice President and Chief Financial Officer
	Title		Title

CONSENT AND AGREEMENT

For value received, the University hereby (a) consents to the sublicense by ACT to GTC of the UMASS Patent Rights under this Agreement, (b) agrees to be bound by the applicable provisions of Sections 3.1, 4.3(a), 5.1, 8.9(c), 10.1, and 15.5 hereof, and (c) affirms its representations, warranties, and covenants set forth in Section 8.2(c) hereof.

THE UNIVERSlTY OF MASSACHUSETTS

By:	/s/ Joseph F.X. McGuirl
Signature
Joseph F.X. McGuirl
Printed Name
Executive Director
Title
Commercial Ventures and Intellectual Property